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                                                                    Exhibit 10.4

                            Stock Repurchase Agreement

     This Stock Repurchase Agreement ("Agreement") is entered into on May 5, 2006 between Hajin Jhun ("Jhun") and Franklin Wireless Corp ("Franklin"). Jhun desires to sell, and Franklin desires to purchase, the 20,000,000 shares of Franklin Common Stock which. Jhun was purchased.

     NOW THEREFORE, the parties hereto agree as follows:

     1. Jhun agrees to reconvey to Franklin, and waiver any rights of ownership in, the 20,000,000 shares of Franklin Common Stock which he owned.

     2. In consideration for the agreements and representations set forth in paragraph 1, above, Franklin agrees to pay to Jhun the sum of One Hundred Thousand Dollar(s) ($100,000.00). This sum being calculated at 20,000,000 shares times $0.005 per share. Jhun acknowledges receipt of these funds, and agrees that they constitute adequate consideration for those agreements and representations.

     3. Jhun warrants that he has the full power and authority to enter into this Agreement and to carry out is terms and that it has not previously assigned, sold, or otherwise pledged or encumbered any right, title or interest in the Franklin Common Stock referred to above. Jhun acknowledges that he has the right to legal counsel, and that he has executed this Agreement upon his own independent judgment and without any representation, express or implied, of any kind of nature from any other party. Jhun agrees to execute such additional documents and take such additional actions as are reasonably necessary to effectuate the purpose of this Agreement.

     IN WITHNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

     /s/ Hajin Jhun  Dated: May 5, 2006
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     /s/ OC Kim
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     Franklin Wireless Corp. Dated  5/15/06